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                                                                  Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 29 to Registration Statement No. 33-43017 on Form N-1A of Lord Abbett Municipal Income Trust (formerly known as Lord Abbett Tax-Free Income Trust) of our report dated November 18, 2004 on the financial statements of Lord Abbett Municipal Income Trust for the year ended September 30, 2004 and to the references to us under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information, all of which are part of this Registration Statement.


DELOITTE & TOUCHE LLP
New York, New York
January 28, 2005